As filed with the Securities and Exchange Commission on March 28, 2023

Registration No. 333-176989

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement

Under the Securities Act of 1933

QURATE RETAIL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	84-1288730 (I.R.S. Employer Identification No.)

Liberty Media 401(k) Savings Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to: C. Brophy Christensen Michelle A. Earley O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Qurate Retail, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2011 (Commission File No. 333-176989 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s Series A common stock, par value $0.01 per share, thereby registered for offer or sale pursuant to the Liberty Media 401(k) Savings Plan. A total of 5,000,000 shares of Series A common stock were initially registered for issuance under the Registration Statement.

The Registrant hereby terminates the effectiveness of the Registration Statement.  As to any securities that had been registered for issuance pursuant to the Registration Statement that remain unissued and unsold at the termination of the Registration Statement, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 28, 2023.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

QURATE RETAIL, INC.

By: /s/ Katherine C. Jewell Name:Katherine C. Jewell Title:Vice President/Secretary